Exhibit 23.4

Consent of Altman Solon US LP

Altman Solon US LP (“Altman Solon”) hereby consents to the inclusion by ironSource Ltd. (“ironSource”) in its Registration Statement on Form F-1 and any drafts thereof or amendments thereto submitted to or filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) of (i) our name and all references thereto, (ii) references to our preparation of a study regarding the market opportunity for ironSource, and (iii) the statements set out in the Schedule hereto.

Altman Solon hereby further consents to the filing of this consent as an exhibit to the Registration Statement.

ALTMAN SOLON US LP

/s/ Jon Wakelin
By: Jon Wakelin
Title: Partner

July 28, 2021

Schedule

1. Our Market Opportunity

We believe that the total market opportunity for ironSource was $17 billion as of 2020. Furthermore, we believe that our total market opportunity will grow to $41 billion by 2025. Of this $41 billion, approximately $30 billion will come from our existing markets, with the remainder expected to come from adjacencies to our existing markets. Our market opportunity is based on a 2021 study we commissioned by a third-party strategy consulting firm, Altman Solon.

The principal areas of growth within our market opportunity are:

Growth in gaming: We believe that we can continue to expand our customer base in gaming and increase the use of additional solutions within our platform by existing customers. In addition, we believe we can expand our leadership in game publishing to increase revenue from published games.

Growth in apps beyond gaming: We believe there is a significant opportunity to increase adoption of our platform among apps in categories outside of gaming, in particular driving use of our monetization and user growth solutions.

Expanding our platform offering for apps beyond games: By leveraging our deep expertise in the app economy we believe will be able to expand our platform by developing additional solutions uniquely tailored to drive business success for apps in categories outside of games.

App placement, device management and news content service: We believe will deepen the on-device engagement experience by expanding to additional touchpoints and solutions that will enable us to promote more third party apps and content, and telco-branded services, natively on the device.

Expansion to devices beyond mobile: We believe will leverage our expertise in the app economy and on mobile to develop new solutions and expand the use of our existing solutions on connected devices beyond mobile.